Exhibit 5.1

[SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]

May 26, 2004

Rewards Network Inc.

2 North Riverside Plaza

Suite 950

Chicago, Illinois 60606

Re:	4,540,000 Shares of Common Stock, Par Value $0.02 Per Share

Dear Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Rewards Network Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,540,000 shares of common stock, par value $0.02 per share (the “Registered Shares”), of the Company to be issued under the Rewards Network Inc. 2004 Long-Term Incentive Plan (the “Plan”).

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Company is a duly incorporated and validly existing corporation under the laws of the State of Delaware.

2. Each Registered Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and sold in the manner contemplated by the Plan; and (iii) a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan.

Rewards Network Inc.

May 26, 2004

This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of the Registered Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our Firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/    Sidley Austin Brown & Wood LLP